Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As an independent registered public accounting firm, we hereby consent to the use, in this Amendment No. 2 to the Current Report on Form 8-K, of our report dated March 6, 2006, except for Note P, as to which the date is March 25, 2006 and Note A (Reclassification), as to which the date is July 24, 2006, relating to the financial statements of Global Employment Solutions, Inc. and Subsidiaries as of January 1, 2006 and January 2, 2005 and for the years ended January 1, 2006, January 2, 2005 and December 28, 2003.

/s/ MAYER HOFFMAN MCCANN P.C.
Mayer Hoffman McCann P.C.
Certified Public Accountants

Denver, Colorado
July 24, 2006